As filed with the Securities and Exchange Commission on June 20, 2019

Registration No. 333-219520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SMART & FINAL STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0862253
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

600 Citadel Drive

Commerce, California 90040
(Address, including zip Code, of Principal Executive Offices)

Smart & Final Stores, Inc. Amended and Restated 2014 Stock Incentive Plan

(Full title of the plan)

Leland P. Smith

Senior Vice President, Real Estate, General Counsel and Secretary

Smart & Final Stores, Inc.

600 Citadel Drive

Commerce, CA 90040

(323) 869-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard Kenny

Robert G. Robison

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-Accelerated Filer ☐	Smaller Reporting Company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Smart & Final Stores, Inc., a Delaware corporation (“Smart & Final”), on Form S-8 (Registration No. 333-219520), filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2017 (the “Registration Statement”), which registered the offering of 3,700,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the terms of the Smart & Final Stores, Inc. Amended and Restated 2014 Stock Incentive Plan.

On June 20, 2019, pursuant to the Agreement and Plan of Merger, dated as of April 16, 2019 (the “Merger Agreement”), by and among Smart & Final, First Street Parent, Inc., a Delaware corporation (“Parent”) and First Street Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into Smart & Final with Smart & Final surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, Smart & Final has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by Smart & Final in the Registration Statement to remove from registration by means of a post-effective amendment, any shares of Common Stock that remain unsold or redeemed at the termination of the offering, Smart & Final hereby removes and withdraws from registration all securities of Smart & Final registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on June 20, 2019.

SMART & FINAL STORES, INC.

By:	/s/ Leland P. Smith
Leland P. Smith
Senior Vice President, General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.